ADDENDUM TO
                              EMPLOYMENT AGREEMENT
                                 BY AND BETWEEN
                           THE BANK OF GREENE COUNTY,
                           GREENE COUNTY BANCORP, INC.
                                       AND
                                DONALD E. GIBSON


     This Addendum (the "Addendum") to that certain employment agreement (the "Employment Agreement") by and between The Bank of Greene County, a federally chartered stock savings bank (the "Bank"), with its principal administrative office at 302 Main Street, Catskill, New York, Greene County Bancorp, Inc., the holding company of the Bank (the "Company"), and Donald E. Gibson (the "Executive") is made effective as of this 26th day of November, 2008.

     WHEREAS, the Executive is currently employed as President and Chief Executive Officer of the Bank and the Company; and

     WHEREAS, the Bank, the Company and the Executive desire to revise the Employment Agreement to comply with the final treasury regulations promulgated under Code Section 409A.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Bank, the Company and the Executive hereby agree to the following amendments to the Employment Agreement, it being understood and agreed that except to the amendments specifically provided for herein, the remaining terms of the Employment Agreement shall remain in full force and effect:

     1. Section 3(d) of the Employment Agreement shall be revised by adding the following sentence to the end thereof:

"All such reimbursements and compensation pursuant to this Section 3 shall be paid promptly and in any event no later than March 15 of the year immediately following the year in which the expense was incurred or the compensation was earned."

     2. Section 4(a)(ii) of the Employment Agreement shall be amended by revising the last paragraph thereof to read as follows:

"Upon the occurrence of any event described in clauses (ii) (A), (B), (C), (D) or (E), above, the Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon sixty (60) days prior written notice given within a reasonable period of time not to exceed four calendar months after the initial event giving rise to said right to elect. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Bank, the Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement and this Section 4 by virtue of the fact that the Executive has submitted his resignation but has remained in the employment of the Bank and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (A), (B), (C), (D) and (E) above."

     3. Section 4(b) of the Employment Agreement is revised to change the reference to "Executive's termination" to "Executive's Date of Termination" in the second sentence thereof and to delete the third sentence thereof.

     4. Section 4(e) is revised by adding the following to the end thereof:

     "In the event a reduction is necessary, Executive shall be permitted to determine the benefits to be reduced hereunder to avoid an excess parachute payment, provided that the exercise of such discretion would not be deemed to violate Code Section 409A. If Executive's exercise of discretion would be deemed to violate Code Section 409A, then the reduction shall be made first from the cash severance payable and then from the non-taxable medical benefits, but only to the extent necessary to be a Non-Triggering Amount."

     5. Section 4(g) is hereby added and shall state as follows:

     "(g) For purposes of this Section 4, an "Event of Termination" as used herein shall mean "Separation from Service" as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, provided, however, that the Bank and the Executive reasonably anticipate that the level of bona fide services the Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 12-month period.

     6. The second paragraph of Section 5 shall be revised to read as follows:

     "In the event the Executive is unable to perform his duties under this Agreement on a full-time basis for a period of six (6) consecutive months by reason of "Disability,", the Employer may terminate this Agreement, provided that the Employer shall continue to be obligated to pay the Executive his Base Salary for the remaining term of the Agreement, or one year, whichever is the longer period of time, in accordance with the regular payroll practices of the Bank, and provided further that any amounts actually paid to the Executive pursuant to any disability insurance or other similar such program which the Employer has provided or may provide on behalf of its employees or pursuant to any workman's or social security disability program shall reduce the compensation to be paid to the Executive pursuant to this paragraph. For these purposes, the Executive shall be deemed to have a "Disability" in any case in which it is determined: (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months, and the Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank; or (iii) by the Social Security Administration, that the Executive is totally disabled."

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

     7. The following paragraph shall be added to the end of Section 5 and shall read as follows:

     "The payment of Base Salary to an Executive following Disability or to the legal representative or beneficiary of a deceased Executive shall be made in accordance with the Bank's normal payroll practices."

     8. The following is added to the end of the first sentence of Section 18:

", and that such payment or reimbursement shall occur no later than two and one-half months after the dispute is settled in the Executive's favor."

     IN WITNESS WHEREOF, the Bank and the Company have caused this Addendum to be executed on their behalf by their duly authorized officers, and Executive has set his hand as of the date first written above.


                                        THE BANK OF GREENE COUNTY



Dated:   November 26, 2008          By: /s/ Rebecca R. Main
                                        ---------------------------------------


                                        GREENE COUNTY BANCORP, INC.




Dated:   November 26, 2008          By: /s/ Michelle Plummer
                                        ---------------------------------------


                                        EXECUTIVE




Dated:   November 26, 2008          By: /s/ Donald E. Gibson
                                        ---------------------------------------
                                        Donald E. Gibson



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